Exhibit 99.1

Greenbriar Equity Group Completes Acquisition of Arotech Corporation

ANN ARBOR, Mich. — December 19, 2019 — Arotech Corporation (NasdaqGM: ARTX) (“Arotech”) today announced the completion of its acquisition by an affiliate of Greenbriar Equity Group, L.P. (“Greenbriar”). The transaction, announced on September 22, 2019, was completed on December 19, 2019 following a majority shareholder vote for consideration of approximately $80 million.

Dean Krutty, CEO and President of Arotech, commented: “We are grateful for the hard work of our employees and excited to deliver value to our shareholders in consummating this transaction. The entire Arotech team is looking forward to our partnership with Greenbriar and the opportunity to invest in continued growth and expanded capabilities to support our customers.”

Noah Roy, Managing Partner at Greenbriar, said: “We are proud to invest in a company whose rich history, proven technology and deep capabilities support critical missions in both the military and commercial markets.”

The acquisition was effected through the previously announced offer by Greenbriar of $3.00 in cash for each share of Arotech common stock. As a result of the completion of the transaction, Arotech becomes a private company and its shares are no longer listed for trading on the Nasdaq Global Market.

B. Riley FBR, Inc. served as financial advisor and Lowenstein Sandler LLP served as legal advisor to Arotech. Kirkland & Ellis LLP served as legal advisor to Greenbriar.

About Arotech Corporation

Arotech Corporation is a defense and security company engaged in two business areas: interactive simulation and mobile power systems.

Arotech is incorporated in Delaware, with corporate offices in Ann Arbor, Michigan, and research, development and production subsidiaries in Michigan, South Carolina, and Israel. For more information on Arotech, please visit Arotech’s website at www.arotech.com.

About Greenbriar Equity Group

Founded in 1999, Greenbriar Equity Group is a private equity firm with over $3.5 billion of committed capital focused on investing in market-leading manufacturing and services businesses in partnership with proven management teams. Greenbriar looks to identify companies capitalizing on strong long-term growth prospects that can benefit from Greenbriar’s industry knowledge, operating capabilities, network of senior executive relationships, strategic insight and access to capital. Sectors of particular focus include aerospace and defense, industrial and business services, transportation and logistics, and specialty manufacturing. Additional information may be found at www.greenbriarequity.com.

Investor Relations Contact:

Scott Schmidt

Scott.Schmidt@arotechusa.com

800-281-0356